Exhibit 5.1
June 9, 2011
Fusion-io, Inc.
2855 E. Cottonwood Parkway, Suite 100
Salt Lake City, Utah 84121

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
          We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Fusion-io, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 38,325,652 shares of your common stock, par value $0.0002 per share (the “Shares”), consisting of: (i) 12,132,430 shares of common stock to be issued under the 2011 Equity Incentive Plan, (ii) 500,000 shares of common stock to be issued under the 2011 Employee Stock Purchase Plan, (iii) 4,590,000 shares of common stock which are subject to currently outstanding options under the 2010 Executive Stock Incentive Plan, (iv) 8,936,929 shares of common stock which are subject to currently outstanding options under Non-Plan Stock Option Agreements, (v) 11,631,293 shares of common stock which are subject to currently outstanding options under the 2008 Stock Incentive Plan, and (vi) 535,000 shares of common stock which are subject to currently outstanding options under the 2006 Stock Option Plan (collectively, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.
          It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.
          We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Very truly yours,
WILSON SONSINI GOODRICH & ROSATI, P.C.
/s/ Wilson Sonsini Goodrich & Rosati, P.C.